EXHIBIT I


     FirstEnergy Corp.
Merger Acquisition Debt and Interest Expense
  For the Year Ended December 31, 2002




                          Issue     Maturity   Interest          Principal Amount Outstanding
                           Date       Date       Rate         Jan. 1, 2002        Dec. 31, 2002
                         -----------------------------------------------------------------------

5 Year Note              Nov 2001   Nov 2006    5.500%     $ 1,000,000,000      $ 1,000,000,000

10 Year Note             Nov 2001   Nov 2011    6.450%       1,500,000,000        1,500,000,000

30 Year Note             Nov 2001   Nov 2031    7.375%       1,500,000,000        1,500,000,000

                                                            ------------------------------------
Total-Acquisition Debt                                      $4,000,000,000       $4,000,000,000
                                                            ====================================



                                   Merger Acquisition Debt Expense
                                Charged as Interest on Long-Term debt

                                                                   Total
                            Interest           Hedge           Acquisition
                            Expense        Amortization(a)     Debt Expense
                         --------------------------------------------------

5 Year Note              $ 54,901,636       $ 10,577,726       $ 65,479,362

10 Year Note               96,576,969         12,387,548        108,964,517

30 Year Note              110,427,155          1,629,516        112,056,671

                         ---------------------------------------------------
Total-Acquisition Debt   $261,905,760       $ 24,594,790      $ 286,500,550
                         ===================================================



Note: (a) Reflects amortization of merger acquisition debt related interest rate swap hedge amount.